BEFORE THE PUBLIC SERVICE COMMISSION OF WYOMING

IN THE MATTER OF THE APPLICATION OF QUESTAR GAS COMPANY FOR APPROVAL TO INCLUDE PROPERTY UNDER THE WEXPRO II AGREEMENT	) ) )	Docket No. 30010-134-GA-13 (Record No. 13720)
APPEARANCES
For the Applicants Questar Gas Company (Questar or the Company):
COLLEEN LARKIN BELL Corporate Counsel, Salt Lake City, Utah
For the Intervenor Office of Consumer Advocate (OCA):
IVAN H. WILLIAMS, Senior Counsel, Cheyenne, Wyoming

HEARD BEFORE

Chairman ALAN B. MINIER
Deputy Chairman WILLIAM F. RUSSELL
Commissioner KARA BRIGHTON

JOHN S. BURBRIDGE, Assistant Secretary,
Presiding pursuant to a Special Order of the Commission

Hearing Held January 27, 2014

MEMORANDUM OPINION, FINDINGS AND ORDER APPROVING THE STIPULATION TO INCLUDE PROPERTY UNDER THE WEXPRO II AGREEMENT
(Issued March 18, 2014)
This matter is before the Wyoming Public Service Commission (Commission) upon the application of Questar for approval to include property under the Wexpro II Agreement and the intervention of the OCA. Also before the Commission is a Corrected Settlement Stipulation (Stipulation)1 entered into by Questar and the OCA (collectively the Parties) concerning the application.
The Commission, having reviewed the application, attached exhibits, the Stipulation, and the evidence adduced at the public hearing, its files regarding Questar, applicable Wyoming utility law, and otherwise being fully advised in the premises, FINDS and CONCLUDES:
Introduction
1.    Questar is a gas utility as defined in Wyo. Stat. § 37-1-101(a)(vi)(D) and subject to the Commission’s jurisdiction to regulate it as a public utility in Wyoming under Wyo. Stat. § 37-2-112.

1 The Stipulation is attached hereto and incorporated herein as Appendix A

- 1 -	Docket No. 30010-134-Ga-13

2.    On November 5, 2013, Questar filed its application requesting approval to include the Trail Unit property under the Wexpro II Agreement (Wexpro II) together with the direct testimony and exhibits of two witnesses: Barrie L. McKay, Questar Vice President of State Regulatory Affairs, and James R. Livsey, Wexpro Executive Vice President and Chief Operating Officer. (Ex. 3 and Ex. 102, p. 1.)
3.    On November 8, 2013, pursuant to Wyo. Stat. § 37-2-402(a)(i), the OCA intervened in the case. The OCA is an independent division within the Commission, charged by statute with representing the interests of Wyoming citizens and all classes of utility customers in matters involving public utilities. (Ex. 101.)
4.    On November 13, 2013, the Commission issued its Notice of Confidential Application containing a deadline of December 13, 2013, for requests for intervention. The notice was duly published and broadcast on radio. (Ex. 102.)
5.    On November 14, 2013, the OCA, pursuant to Wexpro II, filed the Confidential Hydrocarbon Monitor’s Report. (Tr., p. 36; Ex. 110, p. 14, ¶ IV-3(c) and Ex. 203.)
6.    On November 26, 2013, the Commission issued its Scheduling Order setting a procedural schedule and a public hearing commencing on January 27, 2014. (Ex. 106.)
7.    On December 20, 2013, the OCA filed the direct testimony of Bryce J. Freeman, Administrator of the OCA, and the confidential testimony of Brian F. Towler, OCA Expert Witness. (Exs. 201 and 202.)
8.    On December 24, 2013, Questar filed a Stipulation which was followed by the filing of a corrected Stipulation on January 17, 2014. (Ex. 4.)
9.    On December 27, 2013, the Commission issued a Notice and Order Setting Public Hearing, which was duly published. (Ex. 107.)
10.    Pursuant to the orders of the Commission and due notice, the public hearing in this matter was held on January 27, 2014, in Cheyenne, Wyoming. At the end of the hearing, the Commission held public deliberations pursuant to Wyo. Stat. § 16-4-403, and directed the preparation of an order consistent with its decision. (Tr., p. 113; Ex. 107.)

Summary of Decision
11.    The Commission grants Questar’s request for inclusion of the Trail Unit property and accepts the Stipulation of the Parties with conditions agreed upon at hearing.

Contentions of the Parties
12.    Questar and the OCA recommend approval of the Stipulation filed herein.

Issue
13.    Does the Stipulation serve the public interest and is it an appropriate means of disposing of this matter pursuant to Commission Rule 119, and Wyo. Stat. § 16-3-107(n)?

Findings of Fact
History
14. Wexpro I was executed in 1981 to resolve an oil sharing dispute between Mountain Fuel Supply and Wexpro Company (Wexpro). It established a sharing mechanism where 54% of oil profits are

- 2 -	Docket No. 30010-134-Ga-13

credited to Mountain Fuel Supply customers and 46% are credited to Wexpro. The agreement also established a framework for production of natural gas within defined geographic areas at cost-of-service to Mountain Fuel Supply’s (now Questar’s) customers. Since 1981, Wexpro I provided Questar’s customers with a stable source of natural gas and a long-term hedge against price volatility. On average, the cost-of-service gas has been lower priced than market-based sources saving Wyoming customers approximately $77 million over thirty years. Wexpro I provides between one-third and one-half of the natural gas required to supply Questar’s customers. Because of improvements in exploration and drilling methods, the Wexpro I properties have produced longer and at greater levels than originally anticipated. However, because the geographic area defined in the agreement is limited, it cannot continue to produce at current levels indefinitely. Questar and Wexpro began looking for ways to expand exploration and production beyond the Wexpro I properties so that customers can continue to benefit from cost-of-service gas supplies. The result of those efforts is the Wexpro II Agreement. (Ex. 111, p. 3.)
15.    Wexpro II does not replace Wexpro I. Rather, it allows additional properties not eligible for inclusion under Wexpro I to be acquired as cost-of-service gas supplies under the terms of Wexpro II. But because Wexpro II is modeled after Wexpro I, Wexpro II properties will be developed and produced under substantially the same terms and conditions set forth in Wexpro I. A key provision of Wexpro II is that Wexpro will acquire oil and gas properties at its own risk. Any property acquired within the Wexpro I drilling areas must be brought before the Wyoming and Utah Commissions for the opportunity to include the property in the cost-of-service supplies. This right of first refusal alleviates any concern that Wexpro would not offer its best performing properties, and mitigates the risk that ratepayers will be saddled with underperforming properties. If both Commissions approve the property for inclusion as a Wexpro II property, Wexpro will develop the property for the benefit of Questar’s customers as provided in the Wexpro II agreement. (Id., at 3-4.)
16.    Accordingly, on November 5, 2013, Questar filed an application for approval of the inclusion of the Trail Unit as a Wexpro II property. (Tr., p. 35; Ex. 3 and Ex. 102, p. 1.) Wexpro completed a transaction to acquire the Trail Unit property for $106.4 million on September 4, 2013. (Tr., p. 35; Ex. 1, p. 2.) This property is located within the developmental drilling areas defined in the Wexpro I agreement. Therefore, pursuant to the Wexpro II agreement, Questar is required to apply to the Utah and Wyoming Commissions to include the property in the cost of service gas of Questar. (Tr., p. 35; Ex. 110, pp. 13-14, ¶ IV-2.) Wexpro currently owns a 46% working interest in the Trail Unit properties of the 72 currently producing wells. (Ex. 1, p 2.) This transaction acquires an additional 42% working interest in the Trail Unit properties, including the 72 producing wells. (Id.) The 88% interest in the property allows Wexpro to solely control development in the area. (Id.)
17.    Approximately 160 future wells are also contemplated in the application. (Ex. 1, p. 2; Ex. 2, p. 9 and Ex. 3, p. 4.) Of the 160 new wells, approximately 82 are considered proved producers and the remainder considered probable producers. (Tr., p. 104.) Probable produces have a greater than 50% chance of being drilled and that gas will be produced. (Id.)
18.    The Wexpro II agreement requires Questar to file applications with both the Utah and Wyoming Commissions requesting approval to include proposed properties as described in paragraph 16. According to Wexpro II, the Company’s application must include the following information:
a)    Purchase price and gas pricing assumption;
b)    Locations of current and future wells;
c)    Historical production and remaining reserves of current wells;
d)    Forecasted production/reserves for future wells;
e)    Forecasted decline curves for current and future wells;

- 3 -	Docket No. 30010-134-Ga-13

f)    Estimated drilling (capital) costs per well;
g)    Estimated operating expenses for current and future wells;
h)    Gross working interest and net revenue interest for current and future wells;
i)    Estimated production tax per Dth for current and future wells;
j)    Estimated gathering/processing cost per Dth for current and future wells;
k)    Description of any land lease, title, and legal issues related to real property, including but not limited to a description of the terms under which the property is acquired by Wexpro and whether there are any time limits, such as option expirations, affecting the availability of the properties for inclusion as a Wexpro II property;
l)    Forecasted long-term cost-of-service analysis;
m)    Impact on Questar Gas' gas supply;
n)    Geologic data;
o)    Future development plan for the proposed properties; and
p)    Other data as requested or as may be appropriate to an evaluation of the property.
(Ex. 110, pp. 13-14, ¶ IV-2.) These items are included in Questar’s application to include the Trail Units as a Wexpro II property. (Ex. 3.)

Purchase Price
19.    Wexrpo paid $106.4 million for its additional interest in the Trail Unit property. (Tr., p. 35.) Once the Trail Unit is approved to be included as a Wexpro II property, the acquisition costs of the property will be adjusted by the value of the gas sold from the time the Trail Unit transaction is closed through the approval date. (Tr., pp. 67-70; Ex. 2, pp. 9-10 and Ex. 2.5.) It is estimated the acquisition cost may be lowered to approximately $103 million due to this adjustment. (Tr., p. 69; Ex. 2.5.) Wexpro purchased proved reserves for under one dollar per Mcf, which is well below the 2013 average of $1.50 per Mcf forecast reserves. (Ex. 2, p. 8.) Trail Unit has historically been a “lower finding cost” area. (Tr., p. 37; Ex. 2, pp. 8-9.)
20.    The forecasted cost of service price is $4.93/Dth (0% discount rate), $4.38/Dth (3% discount rates) and $3.97/Dth (6% discount rate) for the properties, comparable to the current market price of $3.97/Dth. (Ex. 1, p. 3.)

Impact on Questar's Gas Supply
21.    In 2012, Questar’s cost of service gas was 68% of its total portfolio due to Wexpro’s management of its assets to more productive reservoirs. Wexpro has realized approximately 15% more production for the same capital investment. (Ex. 1, pp. 3-4.)
22.    Questar has determined 65% of its annual forecasted demand can be met with the cost-of-service production without incurring significant shut-in costs as discussed in more detail in paragraph 27. (Ex. 1, p. 4 and Ex. 2, p. 11.) Since 2003 (1981), the average of the cost-of-service gas in Questar’s portfolio from Wexpro has constituted approximately 50% of Questar’s portfolio of gas. (Tr., p. 83; Ex. 1, pp. 3-4 and Ex. 1.3.) The Company also hedges a portion of its winter base load gas supply for a total hedge amount between 60% and 65%. (Ex. 1, p. 5 and Ex. 1.3.) In the future, Wexpro plans to manage its cost-of-service gas supply for Questar at approximately 65% of Questar’s total annual gas portfolio. (Ex. 1, p. 5.) In order to maintain the cost-of-service production at a level of 65%, Questar proposes:

- 4 -	Docket No. 30010-134-Ga-13

a)    Wexpro may sell cost-of-service production at any time during the course of the plan year to manage to the 65% Questar portfolio limit;
b)    Cost-of-service production sold by Wexpro will be multiplied by the greater of actual cost-of-service price or sales price of the gas sold;
c)    If the cost-of-service production taken by Questar exceeds 65% and the purchased gas price is less than cost-of-service price production, the excess volume over 65% will be multiplied by the difference between the actual cost-of-service price and the average purchase price of gas for the integrated resource plan (IRP) plan year; and
d)    In July of each year, the dollar amount of the cost-of-production sold by Wexpro and the difference between the cost-of-service production and average purchase price of gas will be credited by Wexpro to Questar. Questar will then credit these amounts to the 191 Account for benefit to ratepayers.
(Tr., pp. 39-43; Ex. 1, pp. 6-7.)
23.    Wexpro will manage its annual cost-of-service production to 65% of Questar’s portfolio based on the Questar IRP, with a minimum of 110,000,000 Dth (the 2013 IRP total firm demand). The 110,000,000 Dth is the minimum threshold of the management of gas. (Tr., pp. 71.) Each June, Questar will calculate the actual cost-of-service production recorded in the 191 Account for the previous IRP year, divided by the IRP annual total firm demand from the previous IRP plan year. (Tr., p. 72; Ex. 1, p. 6.) This calculation will result in the actual percentage of cost-of-service production for that IRP year. (Ex. 1, p. 6.)

Management of Gas to 65% of Questar’s Portfolio
24.    Questar and Wexpro have proposed to cap the amount of cost-of-service gas Questar can manage on its system at 65% of its annual forecasted demand beginning with Questar’s 2015 IRP, which is expected to be filed with the Commission in June of that year. (Tr., p. 72; Ex. 1, p. 6.)
25.    The 65% management threshold is discussed by the Company in the application and adopted by the Parties in the Stipulation. Questar can manage the cost-of-service production it receives from Wexpro at the 65% level. (Ex. 2, p. 11.) Questar can manage 65% through existing storage contracts without shutting in wells to approximately 60% of its annual forecasted demand and an additional 5% can be managed by shutting in low-priced cost-of-service gas. (Ex. 1, pp. 3-4 and Ex. 4, p. 7.) Different scenarios are presented below regarding the level of pricing/cost of the cost-of-service gas versus the Questar purchased gas and the 65% portfolio requirements and how it will affect customers through the 191 Account (the balancing account).
26.    If the market price for natural gas is less than the cost-of-service gas on a per Dth basis, the amount of gas produced above the 65% of the annual demand of Questar (the annual demand is forecasted the Questar annual IRP, which runs from June 1 to May 31 of each year) will be credited back to customers through the 191 Account. The credit back to customers is calculated at the higher of market price or cost-of-service price to hold customers harmless for the percentage of Dth produced above the 65% threshold. (Tr., pp. 39-44.) Wexpro may sell cost-of-service production at any time during the year to manage to the 65% of forecasted demand. (Tr., p. 41.) The amount recorded in the 191 Account will be calculated in June of each year. Table 1 presents three examples of the management of gas to the 65% level and the effects on Questar’s ratepayers. (Tr., pp. 43-45.)

- 5 -	Docket No. 30010-134-Ga-13

Table 1: Illustration of Management to 65% (Ex. 4, Attach. Ex. 1, p. 1.)

	Wexpro - 65% Management Example - Market Price Less Than Cost of Service
1		A	B	C
2	Cost of Service	$ 4.35	$ 4.35	$ 4.35
3	Market Price	$ 4.00	$ 4.00	$ 4.00
4	Annual Demand (Dth)	110,805,432	110,805,432	110,805,432
5	% Cost of Service Gas	65%	70%	68%
6	% Wexpro Sales	5%	0%	2%
7	Annual Wexpro Production (70% of Line 4)	77,563,802	77,563,802	77,563,802

		Wexpro Sells Gas	Wexpro Exceeds 65% at the End of the year	Wexpro Sells Gas and Exceeds 65% at the End of the Year
8	Dth Sold (Line 6 * Line 4)	5,540,271.60	0	2,216,109
9	Dth above 65% at year-end ((Line 5-0.65)*Line 4)	0	5,540,271.60	3,324,162.96
10	Credit 191 Account -(Line 2*Line 8)+((Line 2 - Line 3)*-Line 9)	$ (24,100,181.46)	$ (1,939,095.06)	$ (10,803,529.62)
11	Wexpro Operator Service Fee (Line 5+6)*Line 4 * Line 2	$ 337,402,540	$ 337,402,540	$ 337,402,540
12	Annual purchase gas percentage (1.0 - Line 5)	35%	30%	32%
13	Annual Purchase gas cost (Line 12*Line 4*Line 3)	$ 155,127,605	$ 132,966,518	$ 141,830,953
14	Total Gas Cost (Line 10+Line11+Line13)	$ 468,429,963.78	$ 468,429,963.78	$ 468,429,963.78

* Wexpro can sell the gas above the 65% limiting criteria. This amount is credited back to Questar customers through the balancing account at the higher of the market price and the cost of service price.

27.    Table 2 includes three examples where the market price for natural gas is greater than the cost of service gas on a per Dth basis (Lines 2 and 3). (Tr., p. 46-47.) Therefore, when calculating the amount credited to customers in Line 10 of the table, the market price is used when computing the Dths sold by Wexpro. For example, in Column A, $6 is multiplied by 5,540,272 (Line 8) for a total of $33.2 million credited to the 191 Account. (Id.) In column B, since the market price is greater than the cost of service price of gas, when Questar procures more gas at cost of service than 65% of its forecasted demand, Questar only pays the cost of service price for gas. Therefore, in this example there is no credit to the 191 Account in Line 10 for the amount of cost of service gas Questar used to serve its customers. (Id., at 47.) In Column C customers are credited for the amount of Dth sold by Wexpro at the market price of $6 per Dth, but not for the amount of cost of service gas used by Questar above the 65% threshold (because the market price is higher than the cost of service). (Id.)

- 6 -	Docket No. 30010-134-Ga-13

Table 2: Illustration of Management to 65% (Ex. 4, Attach. Ex. 1, p. 2.)

	Wexpro - 65% Management Example - Market Price Greater Than Cost of Service
1		A	B	C
2	Cost of Service	$ 4.35	$ 4.35	$ 4.35
3	Market Price	$ 6.00	$ 6.00	$ 6.00
4	Annual Demand (Dth)	110,805,432	110,805,432	110,805,432
5	% Cost of Service Gas	65%	70%	68%
6	% Wexpro Sales	5%	0%	2%
7	Annual Wexpro Production (70% of Line 4)	77,563,802	77,563,802	77,563,802

		Wexpro Sells Gas	Wexpro Exceeds 65% at the End of the year	Wexpro Sells Gas and Exceeds 65% at the End of the Year
8	Dth Sold (Line 6 * Line 4)	5,540,272	0	2,216,109
9	Dth above 65% at year-end ((Line 5-0.65)*Line 4)	0	5,540,271.60	3,324,162.96
10	Credit 191 Account -(Line3)*Line 8	$ (33,241,629.60)	0	$ (13,296,651.84)
11	Wexpro Operator Service Fee (Line 5+6)*Line 4 * Line 2	$ 337,402,540	$ 337,402,540	$ 337,402,540
12	Annual purchase gas percentage (1.0 - Line 5)	35%	30%	32%
13	Annual Purchase gas cost (Line 12*Line 4*Line 3)	$ 232,691,407	$ 199,449,778	$ 212,746,429
14	Total Gas Cost (Line 10+Line11+Line13)	$ 536,852,318.04	$ 536,852,318.04	$ 536,852,318.04

* Wexpro can sell the gas above the 65% limiting criteria. This amount is credited back to Questar customers through the balancing account at the higher of the market price and the cost of service price.

28.    The management methodology set forth in paragraphs 24 through 27, begins on June 2015 with Questar’s 2015 IRP forecasted demand. (Tr., p. 47; Ex. 1, p. 6.) However, from the approval date by both the Utah and Wyoming Commissions through May 31, 2015, if Wexpro’s production volumes exceed the amount Questar can use or put into storage in a cost-effective manner, Questar will minimize costs to customers by evaluating whether to have Wexpro sell cost-of-service production or to shut-in cost-of-service production. (Id.) If the sales price is greater than the estimated price of cost-of-service gas, Questar will direct Wexpro to sell cost-of-service production. (Id., at 47.) If the sales price is less than the estimated price of cost-of-service gas minus shut in costs, Questar will shut in the cost-of-service production. (Id., at 47-48.)
29.    The proceeds from any sales of cost-of-service gas to third parties will be credited to Questar, then to its customers through the 191 Account. (Id., at 50.)
30.    The Stipulation allows for a an opportunity for review of the items in the Stipulation through (1) mutual consent of the parties and (2) a party may petition one or both Commissions to re-examine the current terms of this Stipulation and request modifications, which is of particular importance with regard to the management of cost-of-service gas at the 65% level. (Tr., pp. 57-58.) In both instances, any change to the Stipulation terms must be approved by both the Utah and Wyoming Commissions. (Ex. 4, p. 8, ¶ 17.) In addition, this issue will be before the Commission with Questar’s semiannual pass-on filings giving the Commission two opportunities per year, without an investigation, to evaluate the 65% target level. (Tr., pp. 42, 50-51 and 74-76.)

Public Interest and Benefits of the Trail Unit
31.    The Parties in this proceeding claim the addition of the Trail Unit property under the Wexpro II agreement are in the public interest because:

- 7 -	Docket No. 30010-134-Ga-13

a)    The Trail Unit property is included in the Wexpro I development drilling area where Wexpro has drilled over the last 60 years; (Ex. 1, p. 2.)
b)    Wexpro has experience in the geology, engineering and production levels in the area; (Ex. 1, p. 2 and Ex. 2, p. 9.)
c)    The property is one of the lower-cost higher-producing properties in the Wexpro I development-drilling areas; (Ex. 1, p. 2 and Ex. 2, pp. 8-9.)
d)    The properties will provide the customers an approximate 40 year supply of gas from future wells and current wells; (Ex. 1, p. 3.)
e)    Wexpro will gain an 88% working interest in the Trail Unit through this acquisition, which will ensure Questar customer long term access to natural gas; (Tr., p. 36; Ex. 201, p. 5.)
f)    The 65% management objective will protect ratepayers, relative to the market price of gas; (Tr., p. 65; Ex. 201, p. 6.)
g)    Historically, Questar customer access to Wexpro cost-of-service production has been beneficial to customers; (Id.)
h)    The possibility Trail Unit gas will be competitive with market purchases; and
i)    There are limited opportunities to acquire gas reserves within the defined development drilling areas that can be produced at an estimated cost of less than five dollars per MCF. (Ex. 201, p. 7.)
32.    Currently, it is not economically prudent to develop the Trail Unit property, but is a good time for acquisition of the property to put gas into inventory for production at a later date. (Tr., p. 105; Ex. 201, pp. 4, 7 and 17-18.) Recently, growth in the gas supply primarily coming from the Marcellus and Utica shale areas in Pennsylvania coupled with expected new supplies from the Marcellus should increase national gas supply by 9 BCF/day over the next five years. (Ex. 201, p. 17.) As such, the price of gas is expected to remain low over the next four to five years. (Id.) However, low gas prices will bring new industrial demand, gas fired electric generation and gas supplied chemical plants causing demand to catch up with supply. (Id.) Accordingly, even though the price of the cost-of-service gas has been above the market purchase price of gas, the long-term view in the record is that the inclusion of this property in the Wexpro II agreement is in the public interest. (Tr., pp. 98-99 & 105; Ex. 1, p. 7 and Ex. 201, pp, 17-18.)
33.    Any paragraph set forth in the analysis below which includes a finding of fact may also be considered a finding of fact and therefore incorporated herein by reference.

Principles of Law
34.    Our basic and overriding standard in this case is the public interest and the desires of the utility are secondary to it. In PacifiCorp v. Public Service Commission of Wyoming, 2004 WY 164, 103 P.3d 862 (2004), the Wyoming Supreme Court, 2004 WY 164 at ¶13, quoted with favor Sinclair Oil Corp. v. Wyoming Public Service Comm’n, 2003 WY 22, at ¶9, 63 P.3d at 887 (Wyo. 2003):
Speaking specifically of PSC, we have said that PSC is required to give paramount consideration to the public interest in exercising its statutory powers to regulate and supervise public utilities. The desires of the utility are secondary. [Citation omitted.]
Construing Wyo. Stat. § 37-3-101, which requires rates to be reasonable, the Court in Mountain Fuel, supra, at 883, commented that:
This court cannot usurp the legislative functions delegated to the PSC in setting appropriate rates, but will defer to the agency discretion so long as the results are fair, reasonable, uniform and not unduly discriminatory.

- 8 -	Docket No. 30010-134-Ga-13

Later, 662 P.2d at 885, the Court in Mountain Fuel observed that:
We agree that if the end result complies with the ‘just and reasonable’ standard announced in the statute, the methodology used by the PSC is not a concern of this court, but is a matter encompassed within the prerogatives of the PSC.
In accord are Great Western Sugar Co. v. Wyo. Public Service Comm‘n and MDU, 624 P.2d 1184 (Wyo. 1981); and Union Tel Co. v. Public Service Comm‘n, 821 P.2d 550 (Wyo. 1991), wherein the Supreme Court stated, 821 P.2d at 563, that it “. . . has recognized that discretion is vested in the PSC in establishing rate-making methodology so long as the result reached is reasonable.” Read in pari materia, these statutes articulate the basic mechanism of the public interest standard which the Commission is to follow in its decisions.
35.    The Wyoming Administrative Procedure Act, at Wyo. Stat. § 16-3-107, establishes general procedures in Commission cases, including the giving of reasonable notice. In accord are Wyo. Stat. §§ 37-2-201, 37-2-202, and 37-3-106. (See also, Commission Rule §§ 106 and 115.)
36.    Wyo. Stat. § 37-3-101 states:
All rates shall be just and reasonable, and all unjust and unreasonable rates are prohibited. A rate shall not be considered unjust or unreasonable on the basis that it is innovative in form or in substance, that it takes into consideration competitive marketplace elements or that it provides for incentives to a public utility. * * * The commission may determine that rates for the same service may vary depending on cost, the competitive marketplace, the need for universally available and affordable service, the need for contribution to the joint and common costs of the public utility, volume and other discounts, and other reasonable business practices. * * *
37.    The Commission has broad powers to inquire into the facts surrounding the determination of rates. They include Wyo. Stat. § 37-2-119, which articulates the “used and useful” test and allows wide latitude in the Commission’s investigation of rate-related matters. It states, in part:
In conducting any investigation pursuant to the provisions of this act the commission may investigate, consider and determine such matters as the cost or value, or both, of the property and business of any public utility, used and useful for the convenience of the public, and all matters affecting or influencing such cost or value, the operating statistics for any public utility both as to revenues and expenses and as to the physical features of operation * * *
38.    Wyo. Stat. § 37-2-120 requires the Commission to afford due process in its cases, stating, in part:
No order, however, shall be made by the commission which requires the change of any rate or service, facility or service regulation except as otherwise specifically provided, unless or until all parties are afforded an opportunity for a hearing in accordance with the Wyoming Administrative Procedure Act.
39.    Wyo. Stat. § 37-2-121 authorizes public utilities to initiate proceedings to employ innovative ratemaking methods:
. . . Any public utility may apply to the commission for its consent to use innovative, incentive or nontraditional rate making methods. In conducting any investigation and holding any hearing in response thereto, the commission may consider and approve proposals which include any rate, service regulation, rate setting concept, economic development rate, service concept, nondiscriminatory revenue sharing or profit-sharing form of regulation and policy, including policies for the encouragement of the development of public utility infrastructure, services, facilities or plant within the state, which can be shown by substantial evidence to support and be consistent with the public interest.
40.    Wyo. Stat. § 37-2-122(a) reinforces the Commission’s ability to exercise its sound

- 9 -	Docket No. 30010-134-Ga-13

informed discretion in rate making cases. It states:
In determining what are just and reasonable rates the commission may take into consideration availability or reliability of service, depreciation of plant, technological obsolescence of equipment, expense of operation, physical and other values of the plant, system, business and properties of the public utility whose rates are under consideration.
41.    Wyo. Stat. § 37-2-122(b) gives similar necessary latitude to the Commission regarding utility services, stating:
If, upon hearing and investigation, any service or service regulation of any public utility shall be found by the commission to be unjustly discriminatory or unduly preferential, or any service or facility shall be found to be inadequate or unsafe, or any service regulation shall be found to be unjust or unreasonable, or any service, facility or service regulation shall be found otherwise in any respect to be in violation of any provisions of this act, the commission may prescribe and order substituted therefor such service, facility or service regulation, as it shall determine to be adequate and safe, or just and reasonable, as the case may be and otherwise in compliance with the provisions of this act, including any provisions concerning the availability or reliability of service. It shall be the duty of the public utility to comply with and conform to such determination and order of the commission.
42.    The Commission may approve a stipulation or agreed upon settlement as a means of disposing of any matter coming before it at hearing pursuant to Commission Rule 119, and Wyo. Stat. § 16-3-107(n).
Analysis
43.    “At any hearing . . . involving an increase in rates or charges sought by a public utility, the burden of proof to show that the increased rate or charge is just and reasonable shall be upon the utility.” Wyo. Stat. § 37-3-106(a). Where, as in the referenced statute, the evidentiary standard is not specifically stated, that burden can be met by the “preponderance of the evidence” standard customarily used in civil cases. Willadsen v. Christopulos, 1987 WY 5 at ¶13, 731 P.2d 1181, 1184 (Wyo. 1987).
44.    When the parties to a contested case proceeding reach a settlement, the Commission holds a public hearing to determine whether the settlement is in the public interest. In such proceedings, we seek to understand the terms of the settlement, and assure that it completely addresses the requirements of a general rate case, thereby assuring ourselves that the settlement includes all the necessary determinations of fact that may be required for subsequent enforcement proceedings, such as making a determination of whether a utility is earning more than we have authorized. We inquire into the motivations of the parties to assure that some aspect of the settlement has not, by inattention or design, done a disservice to all or a subset of the utility’s ratepayers. We conduct such other examination as the public interest may require.
45.    The Commission strongly disfavors “black box” settlements which, because of their opacity, prevent the Commission from determining how the parties went about reaching their settlement. In such situations, the results are not documented in a way that establishes a useable context within which to view subsequent applications. This causes the Commission great difficulty in fulfilling its responsibility to determine that the public interest has been served. At the same time, transparency alone does not satisfy the public interest. The Commission can and does reject proposed settlements when it concludes they do not serve the public interest.2 In the instant case, however, the Parties discussed in detail how the Stipulation resolves the issues it presents.

2 See, e.g., Montana Dakota Utilities Co., Docket No. 20004-81-ER-09, order of May 26, 2010.

- 10 -	Docket No. 30010-134-Ga-13

46.    Broadly speaking, the settlement discussions in this case followed a pattern familiar to us. The utility lays a factual baseline with its pre-filed testimony; intervenors define or highlight issues that are the subject of contention with their responsive pre-filed testimony; and the utility narrows the issues further with its rebuttal testimony by accepting (or further explaining its opposition to) points raised by the intervenors.
47.    Full pre-hearing disclosure by the parties, including such matters as calculating customer impacts of the agreed rate increases, materially aids us in gathering the requisite evidence and reaching a decision in the public interest. Here the Parties have made a reasonable effort to document the details of their settlement and to explain the process by which the settlement was reached. We find all of the Stipulation testimony credible and persuasive.
48.    The Stipulation is a fundamentally sound resolution of the issues presented in this case, it serves the public interest and should be approved. However, nothing in the Stipulation may be considered as a limitation on the jurisdiction of the Commission in this or any other cases.
49.    The Commission finds that the Parties have supported the Stipulation and request to include the Trail Unit as a Wexpro II property. Because the Stipulation, with its attachments, is incorporated into this Order, the Commission will not recapitulate every Stipulation provision. They have been adequately identified, discussed by the Parties and considered by the Commission in the findings of fact, supra.
50.    While we conclude that the inclusion of the Trail Unit as a Wexpro II property and the terms of the Stipulation are in the public interest, there are issues that need to be addressed by Questar.
51.    One such issue is the adjustment of the final calculation of the purchase price of the Trail Unit property. Evidence presented at the hearing and information provided in Questar’s application and the Stipulation does not accurately calculate the final purchase cost that will be included in the cost-of-service gas to the Company’s ratepayers. As such, the Company is required to submit a compliance filing detailing the adjustments and the final acquisition cost.
52.    Another issue of concern for the Commission is Questar’s management of the cost-of-service gas during the period between the approval of the Trail Units as a Wexpro II property and the filing of its first IRP in June, 2015. While the Company described how it intended to manage the cost-of-service gas during that time period as set forth in the finding of fact above, we conclude that Questar be required to meet with the Commission at the end of the initial period before the 2015 IRP forecast is used. Questar will present a report and discuss the manner in which it determined when volumes exceed the amount it can use or put into storage in a cost-effective manner in the amount credited back to customers illustrating the calculations as set forth in the Stipulation for that period of time through May 31, 2015. This requirement coincides with the report that will be filed with the Parties in paragraph 14 of the Stipulation. (Ex. 4, p. 7.) Questar’s report to the Commission shall include [i] the amount of gas it used exceeding 65% of its 2014 IRP forecasted demand, [ii] the price for the amount exceeding it is requesting customers to pay, [iii] the amount of gas sold by Wexpro, [iv] the price of that gas, and [v] the calculation of the resulting amount booked to the 191 Account. This report shall also include an evaluation of all decisions to sell or shut-in gas associated with the Trail Unit property.
53.    The Commission is also concerned about the timing and process to reevaluate Questar’s 65% management target level. The 65% target level may be inappropriate in the future as shut-in costs, market gas prices, and storage availability change. Paragraph 17 of the Stipulation allows for a an opportunity for review of the items in the Stipulation through (1) mutual consent of the parties or (2) a party may petition one or both Commissions to re-examine the current terms of this Stipulation and request modifications. In both instances, any change to the Stipulation terms must be approved by both the Utah and Wyoming Commissions. We note the Commission could, on its own motion, open an

- 11 -	Docket No. 30010-134-Ga-13

investigation if, in its opinion, the targeted level of 65% of the cost-of-service in Questar’s portfolio is no longer appropriate. We note that this issue will be before the Commission related to Questar’s semiannual pass-on filings, giving the Commission two opportunities per year, without initiating an investigation, to evaluate the 65% target level.
54.    We conclude that annual meetings with the Commission should be held including a written report and evaluation by the Company of the calculations of its customers’ hold harmless provision and its management of gas to the 65% of Questar’s portfolio. The report shall include the information discussed in paragraph 50 above. Specifically, annual meetings should be held after the initial period, which is after the 2015 IRP forecast is used in the calculations. Staff also recommends the Company illustrate the calculations set forth in the Stipulation in its pass on filings for the amounts credited to the 191 Account and include a discussion of Questar’s gas management results and practices.
55.    The Commission finds the testimony of the Parties persuasive supporting the inclusion of the Trail Unit property as a Wexpro II property. In particular, we find the testimony and opinion of OCA’s expert compelling because he supports the inclusion of the Trail Unit property, concluding that developing gas at that site will be economical in the future, making it beneficial to Questar consumers in the long term. (Tr., p. 105; Ex. 201, pp. 17-18.)
56.    The Commission finds that it is in the public interest for Questar to include the Trail Unit property under the Wexpro II agreement as set forth in the application and the Stipulation together with its attached Exhibits. The Commission believes the inclusion of the Trail Unit property will allow the implementation of gas rates which will not only support the Company’s ability to continue provision of safe, adequate, reliable and reasonably priced gas service, as required by statute, but will also be a benefit to Questar’s customers, and therefore is clearly in the public interest.

Conclusion of Law
The Stipulation serves the public interest and is an appropriate means of disposing this matter pursuant to Commission Rule 119 and Wyo. Stat. § 16-3-107(n).

IT IS THEREFORE ORDERED:
1.    Pursuant to the Commission’s deliberations held on January 27, 2014, the application of Questar Gas Company for inclusion of the Trail Unit as a Wexpro II property is approved consistent with the terms of this Order and of the Stipulation with its attachments, in the form appended hereto and incorporated herein by reference as Appendix A, subject to the following conditions:
a)    The Company is required to submit a compliance filing in this case detailing the adjustments and the final acquisition cost.
b)    Questar shall meet with the Commission to discuss its report describing the initial period from the Commission’s decision through May 31, 2015. This report shall depict the manner in which Questar determined when gas volumes exceeded the amount it could use or put into storage in a cost-effective manner and an evaluation of the decision to sell gas or to shut in gas. The report shall also include the amount credited back to customers through the 191 Account pursuant to the calculations set forth in the Stipulation.
c)    Annual meetings shall be held with the Commission that shall include a written report and evaluation by the Company of the calculations related to the hold harmless provision and the management of gas to the 65% of Questar’s portfolio.
d)    The Company is required to illustrate the calculations set forth in the Stipulation in its semi-annual

- 12 -	Docket No. 30010-134-Ga-13

pass-on filings for the amounts credited to the 191 Account, including a discussion of the gas management results and practices.
2.    The other terms and conditions set forth in the Stipulation, attached to this Order as Appendix A, are approved and incorporated herein.
3.    This Order is effective immediately.

MADE and ENTERED at Cheyenne, Wyoming, on March 18, 2014.

PUBLIC SERVICE COMMISSION OF WYOMING
/s/ Alan B. Minier
ALAN B. MINIER, Chairman
/s/ William F. Russell
WILLIAM F. RUSSELL, Deputy Chairman
/s/ Kara Brighton
KARA BRIGHTON, Commissioner
(SEAL)

Attest:

/s/ John S. Burbridge
JOHN S. BURBRIDGE, Assistant Secretary

- 13 -	Docket No. 30010-134-Ga-13

SETTLEMENT STIPULATION
DOCKET NO. 30010-134-GA-13

Attachment A

Colleen Larkin Bell (5253)
Jenniffer Nelson Clark (7947)
Questar Gas Company
333 S. State Street
P.O. Box 45433
Salt Lake City, UT 84145-0433
(801) 324-5556
(801) 324-5935 (fax)
Colleen.bell@questar.com
Jenniffer.clark@questar.com

Attorneys for Questar Gas Company

BEFORE THE PUBLIC SERVICE COMMISSION OF WYOMING

IN THE MATTER OF THE APPLICATION OF QUESTAR GAS COMPANY FOR APPROVAL TO INCLUDE A PROPERTY UNDER THE WEXPRO II AGREEMENT	Docket No. 30010-134-GA-13 CORRECTED SETTLEMENT STIPULATION

Pursuant to Utah Code Ann. § 54-7-1 and Utah Admin. Code R746-100-10.F.5, and pursuant to (e), Wyoming Statute 37-2-101 et. seq. and Wyoming Procedural Rules and Special Regulations Section 119, Questar Gas Company (Questar Gas or Company); Wexpro Company, the Utah Division of Public Utilities (Division); the Utah Office of Consumer Services (the Utah OCS); and the Wyoming Office of Consumer Advocate (the Wyoming OCA) (collectively Parties or singly Party) submit this Settlement Stipulation. This Settlement Stipulation shall be effective upon the entry of a final order of approval by the Public Service Commission of Utah (Utah Commission) and the Wyoming Public Service Commission (Wyoming Commission) (together Commissions) as provided in the Wexpro II Agreement, Article IV-5 and Article IV-9(c).

SETTLEMENT STIPULATION
DOCKET NO. 30010-134-GA-13

PROCEDURAL HISTORY
1.    On March 28, 2013, the Utah Commission issued its Report and Order approving the Wexpro II Agreement. On April 11, 2013, the Wyoming Commission held a hearing in the matter of the application of Questar Gas Company for approval of the Wexpro II Agreement and issued a bench ruling approving the Wexpro II Agreement. On October 16, 2013, the Wyoming Commission issued its Memorandum Opinion, Findings and Order approving the Wexpro II Agreement.
2.    The Wexpro II Agreement governs the requirements for Wexpro and Questar Gas relating to the Trail Unit Acquisition. Section IV-1 provides that “Wexpro will acquire oil and gas properties or underdeveloped leases at its own risk.” Section IV-2(a) provides that “Questar Gas shall apply to the Utah and Wyoming Commissions for approval to include under this agreement any oil and gas property that Wexpro acquires within the Wexpro I development drilling areas.” By applications dated November 5, 2013, (Confidential Applications), Questar Gas filed for approval of the Trail Unit Acquisition as a Wexpro II property with the Utah and Wyoming Commissions.
3.    On September 4, 2013, Wexpro Company closed on its $106.4 million acquisition of an additional (42%) interest in natural-gas producing properties in the Trail Unit located in the Vermillion Basin in southwest Wyoming. These properties are located within the Development Drilling Areas defined in the Wexpro Stipulation and Agreement executed October 14, 1981 and approved October 28, 1981 by the Wyoming Commission and December 31, 1981 by the Utah Commission (hereinafter Wexpro I or Wexpro II Agreement). Wexpro already owns a 46% interest in the properties being acquired. This acquisition increases Wexpro’s ownership interest to 88%.
4.    On November 5, 2013, Questar Gas filed its Confidential Applications seeking approval of the Trail Unit Acquisition as a Wexpro II property before the Utah and Wyoming Commissions. The Trail Unit Acquisition is an acquisition within a Wexpro I Development Drilling Area and under the terms of the Wexpro II Agreement Questar Gas is required to bring this property before both the Utah and

SETTLEMENT STIPULATION
DOCKET NO. 30010-134-GA-13

Wyoming Commissions for approval. The Confidential Applications were accompanied by Exhibits A through P and the direct testimony of Mr. Barrie L. McKay and Mr. James R. Livsey.
5.     Questar Gas Company has submitted data in support of the Confidential Applications, including gas pricing assumptions, market data, historical production and remaining reserves of current wells, forecasted production/reserves for future wells, forecasted decline curves for current and future wells, drillings costs, operating expenses, ownership interests, taxes, gathering and processing costs, forecasted long-term cost-of-service analysis, impact on Questar Gas’ gas supply, geologic data, future development plans, applicable guideline letters and other data as requested by the respective agencies through numerous data requests. Additionally, the Hydrocarbon Monitor’s Report regarding the Trail Unit Acquisition was filed on November 14, 2013.
6.    On November 12, 2013, the Utah Commission issued its Scheduling Order setting dates for filing testimony, technical conferences, and hearings and on November 26, 2013, the Wyoming Commission issued its Scheduling Order setting dates for filing testimony, and hearings.
7.    On November 22, 2013, a technical conference was held in Utah to discuss and provide information to the Division, Utah OCS and Staff of the Utah Commission on the Company’s Trail Unit Acquisition and its proposal to manage Wexpro production.
8.     On December 6, 2013, a technical conference was held in Wyoming to discuss and provide information to the Wyoming OCA and the Staff of the Wyoming Commission on the Company’s Trail Unit Acquisition and its proposal to manage Wexpro production.
9.    Since the Confidential Applications were filed, both the Division, Utah OCS, Wyoming OCA, Utah Commission Staff and Wyoming Commission Staff have asked and Questar Gas has responded to more than 45 data requests and posted them on its “V-bulletin” website for the convenience and review of all intervenors as well as delivered confidential disks containing the requests and responses for review by the Parties.

SETTLEMENT STIPULATION
DOCKET NO. 30010-134-GA-13

10.    On December 12, 2013, the Division and the Utah OCS filed direct testimony and on December 20, 2013, the Wyoming OCA filed direct testimony in their respective dockets.
TERMS AND CONDITIONS
11.    The Parties acknowledge that Wexpro generally designs its annual drilling program to provide cost-of-service production that is, on average, at or below the current 5-year Rockies-adjusted NYMEX price. Wexpro agrees to continue this practice and agrees to notify the Parties in the event it alters the design of its annual drilling program.
12.    The Parties agree for purposes of settlement that:

a.
The Company and Wexpro will manage the combined cost-of-service production from Wexpro I properties and Wexpro II Trail Unit Acquisition Properties to 65% of Questar Gas’ annual forecasted demand identified in the Company’s Integrated Resource Plan (IRP).

b.	The IRP plan year starting with the June 2015 through May 2016 IRP will be used to determine the initial annual forecasted demand.

c.
Questar Gas and Wexpro will manage the annual cost-of-service production to 65% based on Questar Gas’ annual forecasted demand in its IRP plan year with a minimum of 110,000,000 Dth (Minimum Threshold). The 110,000,000 Dth represent the 2013 IRP total firm demand.

d.
Each year in June, the Company will calculate the actual cost-of-service production that has been recorded in the 191 Account for the previous IRP plan year. This number will be divided by the IRP annual forecasted demand from the corresponding IRP plan year, so long as the annual forecasted demand does not go below the Minimum Threshold. The resulting percentage will be the actual percentage of cost-of-service production for the relevant IRP plan year.

SETTLEMENT STIPULATION
DOCKET NO. 30010-134-GA-13

13.     To maintain cost-of-service production at the 65% level the Parties agree for purposes of settlement that:

a.
Notwithstanding that the Wexpro I and Wexpro II Agreements provide that Wexpro shall sell and deliver cost-of-service production to Questar Gas, Wexpro may sell cost-of-service production to third parties at any time during the course of the plan year to manage cost-of-service production to 65%. Cost-of-service production sold by Wexpro will be multiplied by the greater of actual cost-of-service price or actual sales price of the gas sold by Wexpro. This does not include sales of off-system gas as provided by Wexpro I, Article III-11 or Wexpro II, Article III-10.

b.
In the event that cost-of-service production delivered to Questar Gas exceeds 65% and the Company’s weighted average actual purchase gas price for the IRP year is less than the cost-of-service price for the IRP year, then the excess volume over 65% will be multiplied by the difference between the actual cost-of-service price for the IRP plan year and the Company’s weighted average purchase gas price for that IRP plan year. (If weighted average actual purchase gas price is greater than cost-of-service price then this calculation need not be done.)

c.
In July, after each plan year, the two amounts calculated in paragraphs 13 (a) and 13 (b) will be paid/credited by Wexpro to Questar Gas and Questar Gas will separately identify these entries and credit these amounts to the 191 Account. These amounts are subject to review and audit by the Utah Division and the Wyoming OCA. Any dispute regarding related prices and calculations will be resolved in the Company’s 191 Account proceedings in Utah and Wyoming.

The 65% mechanism is illustrated in the attached Settlement Stipulation Exhibit 1. This is a two page exhibit. Page 1 assumes that market prices are less than cost-of-service prices. Column A illustrates what happens when Wexpro sells gas during the IRP year as explained in paragraph 11.a. above. Column B

SETTLEMENT STIPULATION
DOCKET NO. 30010-134-GA-13

illustrates what happens when Wexpro provides more than 65% of Questar Gas’ total gas supply for the IRP year as explained in paragraph 11.b. above. Column C illustrates what happens when Wexpro both sells gas and provides more than 65% of Questar Gas’ total gas supply for the IRP year. All scenarios produce the same total gas costs. Page 2 assumes market prices are greater than cost-of-service gas. Columns A, B, and C depict the same scenarios as described on page 1.
14.    The Parties agree for purposes of settlement that from the approval date of the Wexpro II Trail Acquisition by both Commissions through May 31, 2015, if Wexpro’s production volumes exceed what Questar Gas can use or put into storage in a cost-effective manner, Questar Gas will minimize costs to customers by evaluating whether to have Wexpro sell cost-of-service production to a third party or shut in cost-of-service production. The criteria for determining whether to sell or shut in cost-of-service production will be based on the difference between the estimated cost of cost-of-service production and the cost of purchase gas. If the sales price is greater than the estimated price of cost-of-service minus shut-in costs, then Questar Gas will direct Wexpro to sell cost-of-service production. If the sales price is less than the estimated price of cost-of-service minus shut-in costs, then Questar Gas will shut in cost-of service production. If Wexpro sells cost-of-service production, then proceeds from any such sale will be credited to Questar Gas. In June of 2015, Questar Gas will file a report with the Parties supporting the decision to either sell or shut in cost-of-service production. The decision to either sell or shut in will be evaluated based on the information available at the time the decision was made.
15.    The Parties agree for purposes of settlement that to the extent Wexpro sells gas to third parties to manage the 65% level of production as provided in paragraph 13, Questar Gas waives any right to take delivery of or purchase such cost-of-service production sold by Wexpro pursuant to this Stipulation.
16.     The Parties agree for purposes of settlement that all terms and conditions of the Wexpro I and Wexpro II Agreements apply unless otherwise clarified or addressed by this Settlement Stipulation.
17.     The Parties agree for purposes of settlement that with the mutual consent of all Parties this Stipulation’s terms may be amended and submitted for both Utah and Wyoming Commission approval. If

SETTLEMENT STIPULATION
DOCKET NO. 30010-134-GA-13

a Party believes that circumstances have changed in a persistent and material manner and that the Stipulation’s terms are no longer in the public interest, and that Party is not able to obtain the mutual consent of all Parties to amend this Stipulation’s terms, that Party may petition one or both Commissions to reexamine the current terms and may request modifications thereto. In any event, a change to this Stipulation’s terms must be approved by both the Utah and Wyoming Commissions.
18.    The Parties agree for purposes of settlement that under no circumstance will any Party claim that this Stipulation invokes Section 11.2 of the 1981 Utah Stipulation; Section 11.2 of the Wyoming 1981 Stipulation; or Wexpro I Agreement, Article IV-6(c). The Parties further agree that nothing in this Stipulation may be interpreted or claimed by any Party under any term or combination of terms of the 1981 Utah Stipulation and the 1981 Wyoming Stipulation to allow Wexpro to either revoke any Wexpro I or Wexpro II properties, release Wexpro or the Company from their obligations under either the Wexpro I or Wexpro II Agreements, or subject Wexpro to the jurisdiction of either the Utah or Wyoming Commissions.
GENERAL
19.    The Parties agree that settlement of those issues identified above is in the public interest and that the results are just and reasonable.
20.    The Parties agree that no part of this Settlement Stipulation or the formulae or methods used in developing the same, or a Commission order approving the same shall in any manner be argued or considered as precedential in any future case. All negotiations related to this Settlement Stipulation are privileged and confidential, and no Party shall be bound by any position asserted in negotiations. Neither the execution of this Settlement Stipulation nor the order adopting it shall be deemed to constitute an admission or acknowledgment by any Party of the validity or invalidity of any principle or practice of ratemaking; nor shall they be construed to constitute the basis of an estoppel or waiver by any Party; nor shall they be introduced or used as evidence for any other purpose in a future proceeding by any Party except in a proceeding to enforce this Settlement Stipulation.

SETTLEMENT STIPULATION
DOCKET NO. 30010-134-GA-13

21.    Questar Gas, Wexpro, the Utah Division, the Utah OCS and the Wyoming OCA each will make one or more witnesses available to explain and support this Settlement Stipulation to the Commission. Such witnesses will be available for examination. As applied to the Utah Division, the Utah OCS and the Wyoming OCA, the explanation and support shall be consistent with their statutory authorities and responsibilities. So that the records in these dockets are complete, all Parties’ filed testimony, exhibits, and the Confidential Applications and its exhibits shall be submitted as evidence.
22.    The Parties agree that if any person challenges the approval of this Settlement Stipulation or requests rehearing or reconsideration of any order of the Commissions approving this Settlement Stipulation, each Party will use its best efforts to support the terms and conditions of the Settlement Stipulation. As applied to the Utah Division, the Utah OCS and the Wyoming OCA, the phrase “use its best efforts” means that they shall do so in a manner consistent with their statutory authorities and responsibilities. In the event any person seeks judicial review of a Commission order approving this Settlement Stipulation, no Party shall take a position in that judicial review opposed to the Settlement Stipulation.
23.    Except with regard to the obligations of the Parties under paragraphs 20, 21 and 22 of this Settlement Stipulation, this Settlement Stipulation shall not be final and binding on the Parties until it has been approved without material change or condition by the Commissions. This Settlement Stipulation is an integrated whole, and any Party may withdraw from it if it is not approved without material change or condition by the Commissions or if the Commissions’ approval is rejected or materially conditioned by a reviewing court. If the Commissions reject any part of this Settlement Stipulation or impose any material change or condition on approval of this Settlement Stipulation, or if the Commissions’ approval of this Settlement Stipulation is rejected or materially conditioned by a reviewing court, the Parties agree to meet and discuss the applicable Commission or court order within five business days of its issuance and to attempt in good faith to determine if they are willing to modify the Settlement Stipulation consistent with the order. No Party shall withdraw from the Settlement Stipulation prior to complying with the foregoing sentence. If any Party withdraws from the Settlement Stipulation, any Party retains the right to seek additional procedures

SETTLEMENT STIPULATION
DOCKET NO. 30010-134-GA-13

before the Commission, including presentation of testimony and cross-examination of witnesses, with respect to issues resolved by the Settlement Stipulation, and no Party shall be bound or prejudiced by the terms and conditions of the Settlement Stipulation.
24.    This Settlement Stipulation may be executed by individual Parties through two or more separate, conformed copies, the aggregate of which will be considered as an integrated instrument.
25.    The Parties are authorized to represent that the intervenors in this docket that have not entered into this Settlement Stipulation either do not oppose or take no position on this Settlement Stipulation.

SETTLEMENT STIPULATION
DOCKET NO. 30010-134-GA-13

RELIEF REQUESTED
Based on the foregoing, the Parties request that the Commission issue an order approving this Settlement Stipulation and adopting its terms and conditions.
RESPECTFULLY SUBMITTED:    December 23, 2013.

/s/ Chris Parker	/s/ Michele Beck
Chris Parker Division Director Utah Division of Public Utilities	Michele Beck Director Office of Consumer Services

/s/ Craig C. Wagstaff	/s/ Bryce Freeman
Craig C. Wagstaff Executive Vice President & Chief Operating Officer Questar Gas Company	Bryce Freeman Administrator Wyoming Office of Consumer Advocate

/s/ James R. Livsey
James R. Livsey Executive Vice President & Chief Operating Officer Wexpro Company

SETTLEMENT STIPULATION
DOCKET NO. 30010-134-GA-13

Customer Impact: Cost-of-service Production is Greater than 65%
Market Price is Less than Cost-of-Service

		A	B	C
		Wexpro Sells Gas During the IRP Year	Wexpro Exceeds 65% at the End of the IRP Year	Wexpro Sells Gas and Exceeds 65% at the End of the IRP Year
	Assumptions:
1	Cost-of-Service	$4.35	$4.35	$4.35
2	Market Price	$4.00	$4.00	$4.00
3	Annual Demand (Dth)	110,805,432	110,805,432	110,805,432
4	Percentage COS Gas	65%	70%	68%
5	Percentage Wexpro Sales	5%	—%	2%
6	Annual Wexpro Production (Dth)	77,563,802	77,563,802	77,563,802

	Results:
7	Decatherms Sold	5,540,272	—	2,216,109
8	Decatherms Above 65% at Year End	—	5,540,272	3,324,163
9	Credit to 191 Account	-$24,100,181	-$1,939,095	-$10,803,530
10	Wexpro Operator Service Fee	$337,402,539	$337,402,539	$337,402,539
11	Annual Purchase Gas Percentage	35%	30%	32%
12	Annual Purchase Gas Cost	$155,127,605	$132,966,518	$141,830,953
13	Total Gas Costs	$468,429,962	$468,429,962	$468,429,962

	Calculations:

	Line 3 = Annual IRP Plan Year Demand
	Line 4 = Actual COS decatherms delivered during the IRP plan year / Total IRP plan year demand (Line 3)
	Line 5 = Actual COS decatherms sold by Wexpro during the IRP plan year / Total IRP plan year demand (Line 3)
	Line 6 = Total COS decatherms produced during the IRP plan year. (Line 4 + Line 5) X Line 3
	Line 7 = Actual COS decatherms sold by Wexpro during the IRP plan year. (Line 3 X Line 5)
	Line 8 = Actual COS decatherms delivered to QGC during the IRP plan year above 65% of annual IRP plan year demand (Line 4 - 65%) X Line 3
	Line 9 = The credit is calculated for each scenario as follows: (Line 1 X Line 7) + (Line 1 - Line 2) X Line 8
	Line 10 = Wexpro Operator Service Fee for the IRP plan year
	Line 11 = (1 ‐] Line 4)
	Line 12 = (Line 3 X Line 11 X Line 2)
	Line 13 = (Line 9 + Line 10 + Line 12)

SETTLEMENT STIPULATION
DOCKET NO. 30010-134-GA-13

Customer Impact: Cost-of-service Production is Greater than 65%
Market Price is Greater than Cost-of-Service

		A	B	C
		Wexpro Sells Gas During the IRP Year	Wexpro Exceeds 65% at the End of the IRP Year	Wexpro Sells Gas and Exceeds 65% at the End of the IRP Year
	Assumptions:
1	Cost-of-Service	$4.35	$4.35	$4.35
2	Market Price	$6.00	$6.00	$6.00
3	Annual Demand (Dth)	110,805,432	110,805,432	110,805,432
4	Percentage COS Gas	65%	70%	68%
5	Percentage Wexpro Sales	5%	—%	2%
6	Annual Wexpro Production (Dth)	77,563,802	77,563,802	77,563,802

	Results:
7	Decatherms Sold	5,540,272	—	2,216,109
8	Decatherms Above 65% at Year End	—	5,540,272	3,324,163
9	Credit to 191 Account	-$33,241,630	—	-$13,296,652
10	Wexpro Operator Service Fee	$337,402,539	$337,402,539	$337,402,539
11	Annual Purchase Gas Percentage	35%	30%	32%
12	Annual Purchase Gas Cost	$232,691,407	$199,449,778	$212,746,429
13	Total Gas Costs	$536,852,317	$536,852,317	$536,852,317

	Calculations:

	Line 3 = Annual IRP Plan Year Demand
	Line 4 = Actual COS decatherms delivered during the IRP plan year / Total IRP plan year demand (Line 3)
	Line 5 = Actual COS decatherms sold by Wexpro during the IRP plan year / Total IRP plan year demand (Line 3)
	Line 6 = Total COS decatherms produced during the IRP plan year. (Line 4 + Line 5) X Line 3
	Line 7 = Actual COS decatherms sold by Wexpro during the IRP plan year. (Line 3 X Line 5)
	Line 8 = Actual COS decatherms delivered to QGC during the IRP plan year above 65% of annual IRP plan year demand (Line 4 - 65%) X Line 3
	Line 9 = The credit is calculated for each scenario as follows: (Line 1 X Line 7) + (Line 1 - Line 2) X Line 8
	Line 10 = Wexpro Operator Service Fee for the IRP plan year
	Line 11 = (1 ‐ Line 4)
	Line 12 = (Line 3 X Line 11 X Line 2)
	Line 13 = (Line 9 + Line 10 + Line 12)